   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1999



                                                      REGISTRATION NO. 333-88985

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CEPHALON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     2834                                    23-2484489
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)                  CLASSIFICATION NO.)

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              JOHN E. OSBORN, ESQ.

              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CEPHALON, INC.
                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                        COPIES OF ALL COMMUNICATIONS TO:
                              DAVID R. KING, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                             PHILADELPHIA, PA 19103
                                 (215) 963-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                 CEPHALON, INC.

      2,500,000 SHARES OF $3.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $125,000,000 7.25% CONVERTIBLE SUBORDINATED DEBENTURES
                        6,975,447 SHARES OF COMMON STOCK

                            ------------------------

     Under this prospectus, the selling stockholders named in this prospectus or in prospectus supplements may offer and sell the preferred stock, the debentures issued upon the exchange of the preferred stock and the common stock issued upon conversion of the preferred stock or the debentures. We will not receive any of the proceeds of sales by the selling stockholders.


     The preferred stock was initially issued at a price of $50 per share. Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On December 17, 1999 the last reported closing price of our common stock was $28.50 per share.


     YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. SEE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE SECURITIES.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     1
Risk Factors................................................     7
Use of Proceeds.............................................    16
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................    16
Dividend Policy.............................................    16
Description of Preferred Stock..............................    17
Description of Debentures...................................    29
Certain Federal Income Tax Consequences.....................    35
Selling Stockholders........................................    44
Plan of Distribution for the Resale of the Securities.......    46
About this Prospectus.......................................    47
Where You Can Find More Information.........................    47
Forward-Looking Statements..................................    48
Legal Opinion...............................................    48
Experts.....................................................    48

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the details that may be important to you. You should read this entire prospectus carefully before you invest.

                                    CEPHALON

     Cephalon, Inc. is a biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer.

     In December 1998, we received approval from the United States Food and Drug Administration to market PROVIGIL(R), generically called modafinil, Tablets [C-IV] for treating excessive daytime sleepiness associated with narcolepsy. PROVIGIL is Cephalon's first approved product in the United States. We initiated sales of PROVIGIL in the United States in February 1999 with a field sales force of 45 representatives calling on neurologists and sleep specialists. In June 1999, we entered into a collaboration agreement with Abbott Laboratories, Inc. to market and further develop GABITRIL(R), generically called tiagabine hydrochloride, which is a treatment for epilepsy. In connection with this collaboration, we have recently doubled the size of our United States sales force to 90 representatives.

     We began marketing PROVIGIL in the United Kingdom in March 1998 and in the Republic of Ireland in February 1999 through our United Kingdom-based sales organization. We recently initiated promotion of PROVIGIL in Austria. Additionally, we have rights to commercialize PROVIGIL in Italy and Switzerland, and applications seeking marketing approval have been filed in those countries. We also have commercial rights to PROVIGIL in Mexico and we are collaborating with a corporate partner in Japan to commercialize PROVIGIL in that country.

     We have initiated clinical studies exploring the utility of PROVIGIL in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy, such as obstructive sleep apnea and multiple sclerosis. If these studies show that PROVIGIL is useful in treating patients with these disorders, we intend to perform the additional clinical studies that are necessary to apply for regulatory approval to market PROVIGIL for these indications. We also intend to conduct exploratory studies for PROVIGIL in a number of different disorders, such as depression and attention deficit and hyperactivity disorder. Our future success is highly dependent on the commercial success of PROVIGIL in the United States. The "Risk Factors" section on page 7 of this prospectus contains more information about our dependence on PROVIGIL.

     We have significant research programs that focus on discovering and developing treatments for neurological disorders such as Parkinson's disease, Alzheimer's disease and stroke, and cancers, including prostate and pancreatic cancers, among others.

     Neurodegenerative disorders are characterized by the death of neurons, the specialized conducting cells of the nervous system. Oncological disorders are characterized by the uncontrolled proliferation of cells that form tumors. We utilize our technical expertise in molecular biology, molecular pharmacology, biochemistry, cell biology, tumor biology and chemistry to develop products in both of these areas. Our primary research strategy has focused on understanding the signaling mechanisms within the cell that lead to cell survival and cell death. This understanding may allow medicinal chemical approaches toward creating novel, small, orally active, synthetic molecules, so called signal transduction modulators, which enhance the survival of neurons or which lead to the death of cancerous cells.

     We have formed alliances with TAP Holdings, Inc. for the development of signal transduction modulators to treat cancers, including prostate and pancreatic cancers, and H. Lundbeck A/S for the development of signal transduction modulators to treat neurodegenerative disorders, including Parkinson's and Alzheimer's disease. TAP is currently conducting Phase I clinical studies with two molecules, one of which is administered orally and one of which is administered intravenously. Cephalon and Lundbeck have recently initiated a Phase I clinical study with an orally administered molecule.

     In February 1997, Cephalon and Chiron Corporation submitted a new drug application to the FDA for approval to market MYOTROPHIN(R) for the treatment of amyotrophic lateral sclerosis, which is still pending. A similar application in Europe has been withdrawn. Cephalon cannot predict whether the FDA's conditions for approval can be met, and the prospects for regulatory approval of MYOTROPHIN remain highly uncertain.

     Cephalon, Inc., headquartered in West Chester, PA, currently markets pharmaceutical products in five countries, including PROVIGIL and GABITRIL in the United States.

                            SECURITIES TO BE OFFERED

     This prospectus relates to the offer and sale by the selling stockholders of the following securities:

        - 2,500,000 Shares of $3.625 Convertible Exchangeable Preferred Stock

        - $125,000,000 7.25% Convertible Subordinated Debentures

        - 6,975,447 Shares of Common Stock.

     We issued and sold the preferred stock in August 1999 to the initial purchasers in transactions that were exempt from the registration requirements imposed by the Securities Act of 1933, as amended. The initial purchasers reasonably believed that the persons to whom they resold the preferred stock were "qualified institutional buyers" or QIBs, as defined in Rule 144A under the Securities Act. Prior to the date of this prospectus, the preferred stock was eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages, or PORTAL Market. The preferred stock resold under this prospectus are no longer eligible for trading on the PORTAL Market.

     The following table outlines the key features of the securities:

Securities Offered............   2,500,000 shares of $3.625 convertible
                                 exchangeable preferred stock, par value $0.01 per share.

Dividends.....................   Dividends will be cumulative from the date of
                                 original issue at the annual rate of $3.625 per share of preferred stock, payable quarterly on the fifteenth day of February, May, August and November, commencing November 15, 1999. Any dividends must be declared by our Board of Directors and must come from funds which are legally available for dividend payments.

Conversion Rights.............   Unless we redeem or exchange the preferred
                                 stock, the preferred stock can be converted at your option at any time into shares of common stock at an initial conversion price of $17.92
                                 (equivalent to a conversion rate of
                                 approximately 2.79 shares of common stock for each share of preferred stock). The initial conversion price with respect to the preferred stock is subject to adjustment in certain events, including a non-stock fundamental change or a common stock fundamental change, which are explained in more detail on page 20 under "Description of Preferred
                                 Stock -- Conversion Rights -- Conversion Price
                                 Adjustment -- Merger, Consolidation or Sale of
                                 Assets."

Liquidation Preference........   $50 per share of preferred stock, plus accrued
                                 and unpaid dividends.

Optional Redemption...........   On or after August 17, 2001, we may redeem the
                                 preferred stock, in whole or in part, at our option, at the following redemption prices together with accrued dividends:

                                                               YEAR                 REDEMPTION PRICE
                                                               ----                 ----------------
                                                2001..............................      $52.900
                                                2002..............................       52.538
                                                2003..............................       52.175
                                                2004..............................       51.822
                                                2005..............................       51.450
                                                2006..............................       51.088
                                                2007..............................       50.725

                                                               YEAR                 REDEMPTION PRICE
                                                               ----                 ----------------
                                                2008..............................       50.363
                                                Thereafter........................       50.000

                                 See "Description of Preferred Stock -- Optional Redemption."

Voting Rights.................   Except as provided by law and in other limited
                                 situations described in this prospectus, you will not be entitled to any voting rights.
                                 However, you will, among other things, be entitled to vote as a separate class to elect two directors if we have not paid the equivalent of six or more quarterly dividends, whether or not consecutive. These voting rights will continue until we pay the full accrued but unpaid dividends on the preferred stock.

Exchange Provisions...........   At our option, we may exchange the preferred
                                 stock in whole, but not in part, on any
                                 dividend payment date beginning on August 15, 2000 for our 7.25% convertible subordinated debentures. If we elect to exchange the preferred stock for debentures, the exchange rate will be $50 principal amount of debentures for each share of preferred stock. The debentures, if issued, will mature ten years after the exchange date.

Debentures....................   The debentures, if issued, will have the
                                 following terms:

     Interest Rate............   The debentures will have an interest rate of
                                 7.25% per year. Interest will be payable on February 15 and August 15 of each year, beginning on the first interest payment date after the exchange date.

     Redemption...............   On or after August 17, 2001 we may redeem the
                                 debentures at the redemption prices listed in this prospectus, plus accrued interest.

     Maturity.................   The debentures will mature ten years after the
                                 exchange date.

     Conversion...............   The debentures may be converted at any time
                                 prior to maturity into common stock at the same conversion price applicable to the preferred stock.

     Subordination............   The debentures will be subordinated to all of
                                 our senior indebtedness. Neither we nor our subsidiaries are limited or prohibited by the indenture from issuing debt.

Use of Proceeds...............   See "Use of Proceeds."

Transfer Restrictions.........   The preferred stock, the debentures issuable
                                 upon exchange of the preferred stock and the common stock issuable upon conversion of the preferred stock and the debentures have not been registered under the Securities Act. The preferred stock is being offered and sold only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The preferred stock may not be offered or sold within the United States or to or for the account or benefit of United States persons except pursuant to an exemption from, in a transaction not subject to or in compliance with the registration requirements of the Securities Act.

Registration Rights...........   We have filed with the Securities and Exchange
                                 Commission a shelf registration statement, of which this prospectus forms a part, with respect to:

                                      -  the resale of the preferred stock;

                                      -  the debentures issuable upon exchange
                                         of the preferred stock; and

                                      -  the common stock issuable upon
                                         conversion of the preferred stock and
                                         the debentures.

                                 We have agreed to keep the shelf registration statement effective until two years from the latest date of initial issuance of the preferred stock. We will be required to pay liquidated damages to the holders of the preferred stock, the debentures issuable upon exchange of the preferred stock or the common stock issuable upon conversion of the preferred stock and the debentures, as the case may be, under certain circumstances if we are not in compliance with our registration obligations.

Trading.......................   The preferred stock sold in the initial private
                                 placement currently trades in The Portal
                                 Market. However, preferred stock sold pursuant to this prospectus will no longer be eligible to trade in The Portal Market. Our common stock is traded on the Nasdaq National Market under the symbol "CEPH."

Risk Factors..................   An investment in the preferred stock involves a
                                 high degree of risk. See "Risk Factors" on pages 7 through 15 for a discussion of certain factors that should be considered in evaluating an investment in the preferred stock.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate, "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, timing of clinical trials, future revenues and expenses, capital expenditures, funding requirements, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, the impact of Year 2000, and other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business under "Risk Factors" on page 7 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information presented in this prospectus before deciding to invest in the shares of preferred stock.

DURING THE NEXT SEVERAL YEARS WE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF PROVIGIL, AND WE MAY BE UNABLE TO ATTAIN PROFITABILITY ON SALES OF PROVIGIL.


     In December 1998, the FDA approved PROVIGIL for use by those suffering from excessive daytime sleepiness associated with narcolepsy. At our present level of operations, we may not be able to attain profitability if physicians prescribe PROVIGIL only for those who are diagnosed narcoleptics. Under current FDA regulations, we are limited in our ability to promote PROVIGIL outside this approved use. The market for use of PROVIGIL in narcolepsy patients is relatively small; it is limited to approximately 125,000 persons in the United States, of which we estimate between 30,000 and 45,000 currently are seeking treatment from a physician. We have initiated clinical studies to examine whether or not PROVIGIL is effective and safe when used to treat disorders other than narcolepsy, but we do not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL for additional disorders. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of PROVIGIL by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of PROVIGIL in the narcolepsy market. Even if the results of these studies are positive, the impact on sales of PROVIGIL may be negligible unless we are able to obtain FDA approval to expand the authorized use of PROVIGIL. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product. As a result, it may be several years before we have significant sales revenue from PROVIGIL beyond that attributable to prescriptions for diagnosed narcoleptics.


     In addition, the following factors could limit the rate and level of market acceptance of PROVIGIL:

     - the effectiveness of our sales and marketing efforts relative to those of our competitors;

     - the availability and level of reimbursement for PROVIGIL by third-party payors, including federal, state and foreign government agencies; and

     - the occurrence of any side effects, adverse reactions or misuse (or unfavorable publicity relating thereto) stemming from the use of PROVIGIL.

We have described these and other factors in more detail below.

 Our lack of experience selling pharmaceuticals, together with significant competition, may impact our ability to effectively market and sell PROVIGIL in the United States.


     In the United States and elsewhere, PROVIGIL faces significant competition in the marketplace since narcolepsy is currently treated with several drugs, all of which have been available for a number of years and many of which are available in inexpensive generic forms. Thus, we will need to demonstrate to physicians and third party payors that the cost of PROVIGIL is reasonable and appropriate in light of the safety and efficacy of the product, the price of competing products and the related health care benefits to the patient.


 As PROVIGIL is used commercially, unintended side effects, adverse reactions or incidents of misuse may appear that could result in additional regulatory controls and reduce sales of PROVIGIL.

     Until recently, the use of PROVIGIL has been limited to clinical trial patients under controlled conditions and under the care of expert physicians. We cannot predict whether the widespread commercial use of PROVIGIL will produce undesirable or unintended side effects that have not been evident in our clinical trials to date. As PROVIGIL becomes more widely utilized by significant numbers of patients who could take multiple medications, adverse drug interactions could occur that are difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls, including withdrawal of the product from the market.


 The efforts of government entities and third party payors to contain or reduce the costs of health care may adversely affect our sales and limit the commercial success of PROVIGIL.

     In certain foreign markets, pricing or profitability of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect there will continue to be, various federal and state proposals to implement similar government controls. The commercial success of PROVIGIL could be limited if federal or state governments adopt any such proposals. In addition, in both the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors increasingly challenge the prices charged for products, and limit reimbursement levels offered to consumers for such products. If third party payors focus their cost control efforts on PROVIGIL, this could impair the commercial success of the product.


 We may not be able to maintain market exclusivity for PROVIGIL, and therefore potential competitors may develop competing products, which could result in a decrease in sales and market share, could cause us to reduce prices to compete successfully, and could prevent PROVIGIL from being a commercial success.


     We hold exclusive license rights to a composition-of-matter patent covering modafinil as the active drug substance in PROVIGIL; this patent was to have expired in 1998 in the United States, but we have applied for a patent extension that, if granted, would run through November 18, 2001. In addition, we own a United States patent covering the particle size of modafinil which issued in 1997. However, we may not succeed in obtaining any extension for the composition-of-matter patent, and we cannot guarantee that any of our patents will be found to be valid if their validity is challenged by a third party, or that these patents (or any other patent owned or licensed by us) would prevent a potential competitor from developing competing products or product formulations that avoid infringement. See "Business -- Patents and Proprietary Technologies."


     In the United States, the Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of rare disorders. The FDA has granted orphan drug status to PROVIGIL for its use in the treatment of excessive daytime sleepiness associated with narcolepsy. The grant of orphan drug status to PROVIGIL allows us a seven-year period of marketing exclusivity for the product in that indication. While the marketing exclusivity provided by the orphan drug law should prevent other sponsors from obtaining approval of the same compound for the same indication (unless the other sponsor can demonstrate clinical superiority or we are unable to provide or obtain adequate supplies of PROVIGIL), it would not prevent approval of the compound for other indications that otherwise are non-exclusive, nor approval of other kinds of compounds for the same indication.

 Manufacturing, supply and distribution problems could create supply disruptions that would damage commercial prospects for PROVIGIL.

     We depend upon Laboratoire L. Lafon as our sole supplier of bulk modafinil compound, the active drug substance contained in PROVIGIL. Moreover, we depend upon a single manufacturer that is qualified to manufacture finished PROVIGIL for commercial purposes. We maintain an inventory of modafinil compound to protect against supply disruptions.


     Additionally, a non-active ingredient used in PROVIGIL is no longer manufactured or commercially available. At anticipated levels of demand, we have over a year's supply of this ingredient. We have prepared a new formulation of PROVIGIL that does not include the now unavailable ingredient, and could enable us to qualify additional tablet manufacturers with regulatory authorities. However, the introduction of any such new formulation requires that we show that the new formulation is bioequivalent to the current one, and also requires regulatory approval. If we are unable to obtain approval for a new formulation, or if demand for the product were to exceed expectations, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for PROVIGIL.



     We must comply with all applicable regulatory requirements of the FDA and foreign authorities, including current Good Manufacturing Practice regulations, or cGMP. The facilities used to manufacture, store and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with regulations. The cGMP regulations are complex, and failure to be in compliance could lead to remedial action, civil and criminal penalties and delays in production of material.


     We rely on several third parties in the United States to formulate, tablet, package, distribute, provide customer service activities and accept and process returns. Although we employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. Any disruption in these activities could impede our ability to sell PROVIGIL and could reduce sales revenue.

OUR SALES OF PROVIGIL AND FINANCIAL RESULTS WILL FLUCTUATE AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     A number of the analysts and investors who follow our stock have developed models to attempt to forecast future PROVIGIL sales and have established expectations based upon those models. Forecasting revenue is difficult, especially when there is little commercial history and when market acceptance of the product is uncertain. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies and in estimating potential product returns. As a result it is likely that there will be significant fluctuations in quarterly revenues, which may not meet with market expectations and which may adversely affect our stock price. Other factors which may cause our quarterly financial results to fluctuate include the cost of PROVIGIL sales, achievement and timing of research and development milestones, contract and co-promotion revenues, cost and timing of clinical trials, marketing and other expenses and manufacturing or supply disruption.


WE ANTICIPATE WE WILL INCUR CONTINUED LOSSES.



     To date, we have not been profitable. At September 30, 1999, our accumulated deficit was approximately $320 million. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. We expect to continue to incur significant losses until such time as product revenue from PROVIGIL or other products and product candidates exceed the expenses of operating our business.


     We cannot be sure that we will ever achieve product revenues from PROVIGIL or from any of our other product candidates sufficient for us to obtain profitability. We cannot be sure that we or our collaborators will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market any product candidates.

THE RESULTS AND TIMING OF FUTURE CLINICAL TRIALS CANNOT BE PREDICTED AND FUTURE SETBACKS MAY MATERIALLY AFFECT OUR BUSINESS.

     We or our collaborators must demonstrate through preclinical testing and clinical trials that the product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that we or our collaborators' clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates.


     A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can hurt the statistical analysis of clinical trial results.


     The completion of clinical trials of our product candidates may be delayed by many factors. One such factor is the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of our product candidates may have a material adverse effect on our business.

     We cannot be sure that we or our collaborators will be permitted by regulatory authorities to undertake additional clinical trials for any of our product candidates, or that if such trials are conducted, any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals. Any delays in or termination of our or our collaborator's clinical trial efforts may have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT ACTIVITIES MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     We are highly focused on the research and development of potential pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against major multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain since, in our industry, the majority of compounds fail to enter clinical studies and the majority of therapeutic candidates entering clinical studies fail to be commercialized.

OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE HIGHLY DEPENDENT ON CORPORATE COLLABORATORS WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, WHICH MAY ADVERSELY IMPACT OUR EFFORTS TO DEVELOP AND MARKET POTENTIAL PRODUCTS.

     Because we have limited resources, we have entered into a number of agreements with other pharmaceutical companies. These agreements may call for our partner to control:

     - the supply of bulk or formulated drugs for commercial use or for use in clinical trials;

     - the design and execution of clinical studies;

     - the process of obtaining regulatory approval to market the product; and

     - the marketing and selling of any approved product.

     In each of these areas, our partners may not support fully our research and commercial interests since our program may well compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. For example, we rely on several of these collaborators for the production of compounds and the manufacture and supply of pharmaceutical products. One of them, Kyowa Hakko, has informed us that they will not be able to meet our increased requirements of the compound used in our signal transduction modulator program beyond the year 2000. We have identified an alternate manufacturer and Kyowa Hakko is working with us to transfer technology to them. We cannot be certain that this new manufacturer will be able to manufacture such compounds or products in sufficient quantities, at reasonable prices, and in accordance with cGMP requirements established by the FDA and other regulatory authorities.


WE EXPERIENCE INTENSE COMPETITION IN OUR FIELDS OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     Large and small companies, academic institutions, governmental agencies, and other public and private research organizations will continue to conduct research, seek patent protection, and establish collaborative arrangements for product development. Products developed by any of these entities may compete directly with those we develop or sell. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than us, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources potentially could materially adversely affect any sales of products that might be developed or are currently being sold by us or make them obsolete. Advances in current treatment methods may also adversely affect the market for such products.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE PATENT PROTECTION EITHER IN THE UNITED STATES OR ABROAD, WHICH COULD IMPACT OUR ABILITY TO COMPETE EFFECTIVELY.

     We place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. We intend to file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, we cannot be sure that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, we cannot be sure that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

     In addition, we could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to us by third parties, and in defending suits against us or our employees relating to ownership of or rights to intellectual property. Such disputes could substantially delay our drug development or commercialization. The U.S. Patent and Trademark Office or a private party could institute an interference proceeding involving us in connection with one or more of our patents or patent applications. Such proceedings could result in an adverse decision as to priority of invention, in which case we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents.

WE ARE INVOLVED IN A NUMBER OF LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.


     Cephalon, a current director and officer, and a former officer, were named as defendants in a class action filed in the U.S. District Court for the Eastern District of Pennsylvania. Plaintiffs sought to hold defendants liable for stock trading losses stemming from allegations that statements made about the results of certain clinical studies of MYOTROPHIN were misleading. On July 30, 1999, the Court entered an order approving the settlement of this action and dismissing all claims against the defendants in consideration of payment by Cephalon to the plaintiffs of $17,000,000 inclusive of attorneys fees and expenses. This order became final on August 30, 1999. Of the settlement amount, $7,500,000 was paid by our directors' and officers' liability insurance carriers; the remaining $9,500,000 was paid by Cephalon.



     A further complaint has been filed with the Court alleging that Cephalon is liable under common law for misrepresentations concerning the results of the MYOTROPHIN clinical trials, and that Cephalon and certain of its current and former officers and directors are liable for the actions of persons who allegedly traded in Cephalon common stock on the basis of material inside information. We believe that we have valid defenses to all claims raised in this action and we have filed a motion to dismiss these claims which is pending with the Court. Moreover, even if there is a judgment against us, it will not have a material adverse effect on our financial condition or results of operations.


     Due to our involvement in co-promoting STADOL NS, a product of Bristol-Myers, we are co-defendant in a product liability action brought against Bristol-Myers. Although we cannot predict with certainty the outcome of this litigation, we believe that any expenses or damages that we may incur will be paid by Bristol-Myers under the indemnification provisions of our co-promotion agreement. As such, we do not believe that this action will have a material effect on our financial condition or results of operations.


     We received in November 1999, and are responding to, a federal grand jury subpoena in connection with an investigation under the supervision of the Office of Consumer Litigation of the U.S. Department of Justice. The grand jury also issued subpoenas to certain of our former and current employees. We believe that the investigation relates to the release during the period 1994-1996 of some lots of Myotrophin used in clinical trials and related reports filed with the U.S. Food and Drug Administration. We have not been identified by the Department of Justice as being a target of the investigation and we are cooperating with the inquiry. We cannot predict the outcome of the investigation.


WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims even if our drugs or a collaborator's drugs are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance at a relatively limited level, and as such, claims could exceed our coverage. Furthermore, we cannot be certain that we will always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

WE MAY NEVER OBTAIN APPROVAL TO MARKET MYOTROPHIN, IT MAY NOT BE COST-EFFECTIVE TO PURSUE MYOTROPHIN FOR OTHER INDICATIONS, AND THEREFORE WE MAY NEVER DERIVE REVENUE FROM MYOTROPHIN.

     Cephalon and Chiron have withdrawn the joint marketing authorization application for MYOTROPHIN in Europe for the treatment of ALS. We made this decision because of comments we received from the European reviewer of the application concerning the results of our two pivotal ALS studies. These comments led us to believe that the reviewer would not approve our application. The withdrawal of our marketing authorization application for MYOTROPHIN in Europe may negatively affect the FDA approval process for MYOTROPHIN in the United States.

     In May 1998, the FDA issued a letter stating that the NDA application submitted jointly by Cephalon and Chiron to market MYOTROPHIN in the United States for the treatment of ALS was "potentially approvable," contingent, however, upon the submission of additional information from ongoing clinical studies that demonstrates to the satisfaction of the FDA that MYOTROPHIN is effective in the treatment of ALS. Cephalon and Chiron have had discussions with the FDA regarding safety and efficacy data and have submitted information from the ongoing Treatment Investigational New Drug program. The T-IND program is a compassionate use program that is neither placebo-controlled nor blinded, and therefore is not designed to produce evidence of efficacy. We are not planning to submit additional data to the FDA at this time. The study of MYOTROPHIN in ALS patients being conducted by Kyowa Hakko in Japan is not under our control. Results from that study may be available in late 1999 but may not satisfy the FDA's request for additional information. The prospects for regulatory approval of MYOTROPHIN continue to be very uncertain in the United States. We will continue to evaluate the prospects of receiving regulatory approval and, based on communications with the FDA, may determine to withdraw the new drug application.

     If the information submitted to the FDA to date does not prove to be sufficient for approval, a new study would be necessary, which would be expensive and would take years to complete. We are not sure whether the potential profits from sales of MYOTROPHIN would make an additional study cost-effective to conduct. Even if an additional study were conducted, the results of a new study may not be sufficient to obtain regulatory approval. If MYOTROPHIN were not approved for ALS, we are not sure it would be cost-effective to pursue MYOTROPHIN for any other indication.

THE VALUE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY DUE TO THE VOLATILITY OF ITS MARKET PRICE AND TRADING VOLUME AND EXERCISE OF OUTSTANDING WARRANTS, WHICH MAY IMPACT YOUR DECISION TO BUY, SELL OR CONVERT YOUR PREFERRED STOCK TO COMMON STOCK.


     The market price and trading volume of shares of our common stock are volatile, and we expect it to continue to be volatile for the foreseeable future. For example, during the previous 52 weeks, our common stock traded at a high price of $28.50 and a low price of $7.25. Negative announcements (such as adverse regulatory decisions, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our common stock. In addition, news concerning certain external events, such as that concerning our competitors or changes in government regulations that may impact the biotechnology or pharmaceutical industries, also could affect the price of our common stock. Such fluctuations with respect to our common stock may, in turn, have an adverse effect on the market price of the preferred stock.


OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

     The nature of our business is such that we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.

WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

     Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health, safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

     We believe that although our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of an accident, we could be held liable for any resulting damages.

IF WE ARE UNABLE TO MAINTAIN CERTAIN CASH BALANCES UNDER THE TERMS OF OUR REVENUE SHARING NOTES, HOLDERS OF OUR REVENUE SHARING NOTES HAVE THE RIGHT TO AN INCREASED ROYALTY PERCENTAGE, WHICH WILL INCREASE OUR ROYALTY EXPENSE, AND MAY HAVE THE RIGHT TO ACCELERATE THE NOTES AND FORECLOSE ON THE SECURITY, WHICH WILL RESULT IN THE LOSS OF OUR RIGHTS TO PROVIGIL.

     The notes contain a number of covenants, including a requirement to maintain cash, cash equivalent and short-term investment balances of $40,000,000 through December 31, 1999 and $30,000,000 through February 2002 or as long as the principal remains outstanding. This requirement to maintain cash and cash equivalent balances may limit our flexibility to use our cash resources for other corporate purposes. The notes are secured by our licenses, patents and FDA rights relating to PROVIGIL. The notes also require us to pay a royalty of 6% on net United States PROVIGIL sales for 5 years, which we may reduce to 4 years under certain circumstances. If we fail to maintain the required cash balances, the holders of the notes can declare a default and increase the royalty percentage to 25% of net United States PROVIGIL sales and, if the default is not cured within one year, can accelerate the due date of the notes and foreclose on the security. The holders of the notes can also foreclose on the security if we fail to pay principal and interest when due or violate certain other covenants.

THE YEAR 2000 ISSUE MAY CAUSE COMPLIANCE FAILURE AND SERVICE INTERRUPTIONS IN OUR BUSINESS OR OPERATIONS IF CERTAIN OF OUR SUPPLIERS OR VENDORS ARE UNABLE TO BECOME YEAR 2000 COMPLIANT WHICH MAY CAUSE US TO INCUR ADDITIONAL EXPENSE.

     The "Year 2000 Issue" is typically the result of software and firmware being written using two digits rather than four to define the applicable year. If our software and firmware with date-sensitive functions are not Year 2000 compliant, these systems may recognize a date using "00" as the year 1900 rather than the year 2000.

     We have completed minor modifications to our computer systems and at this time we do not expect the Year 2000 Issue to pose a significant internal operational problem. However, we cannot be sure that the systems of other companies on which we rely will be compliant on or before January 1, 2000 and will not have an adverse effect on our operations. We have initiated formal communication with significant suppliers and third party vendors to determine the extent to which our operations are vulnerable to those third parties' failure to remediate their own Year 2000 hardware and software issues. Significant suppliers or third party vendors that are unable to become Year 2000 compliant could adversely affect our business or operations. We are also vulnerable to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. We have not yet fully developed a comprehensive contingency plan addressing situations that may result if we are unable to achieve Year 2000 readiness of our critical operations.

ANTI-TAKEOVER PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING CEPHALON, LIMITING OUR STOCKHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.


     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The preferred stock covered by this prospectus was established pursuant to these provisions. While we have no present intention to issue additional shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. We also have adopted a "poison pill" rights plan that will dilute the stock ownership of an acquiror of our stock upon the occurrence of certain events. Section 203, the rights plan, and the provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

THE LIMITED MARKET FOR PREFERRED STOCK AND DEBENTURES MAY LIMIT INVESTORS' ABILITY TO SELL THEIR HOLDINGS.

     The preferred stock is a new issue of securities for which there is currently no public market. We cannot be sure that a liquid trading market in the preferred stock will develop. We are not obligated to list the preferred stock or the debentures on the Nasdaq National Market System or on a national securities exchange and we do not intend to do so. We cannot be sure that a market in the preferred stock or debentures will develop.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS ON OUR COMMON STOCK.

     We have not paid cash dividends on our common stock and we do not expect to do so in the foreseeable future.

WE MAY NOT BE ABLE TO PAY DIVIDENDS AND OTHER DISTRIBUTIONS ON PREFERRED STOCK, WHICH COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

     Under Delaware law, dividends or distributions to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared. Our ability to pay dividends in the future will depend upon our financial results, liquidity and financial condition. We have no history of generating positive cash flow or profits to make periodic dividend payments, and we cannot be sure that we will have the surplus or profit necessary to pay any dividends. We cannot be sure that we will be able to pay the quarterly installments of the cumulative annual dividend on the preferred stock or make any other distributions.

THE TAX CONSEQUENCES OF EXCHANGING PREFERRED STOCK FOR DEBENTURES MAY RESULT IN TAX LIABILITIES TO INVESTORS.

     An exchange of preferred stock for debentures will be a taxable event for federal income tax purposes which may result in tax liability to the holder without any corresponding receipt of cash by the holder.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


     Because of our historic losses, we have experienced a deficiency of earnings available to cover fixed charges throughout our existence. We did not declare or pay any dividends on the preferred stock during any of the fiscal years in the five year period ended December 31, 1999. For these reasons, we have not provided a ratio of earning to fixed charges and preferred stock dividends.


     We have computed the deficiency of earnings available to cover fixed charges by adding loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.


                                                                                          NINE MONTHS
                                                YEAR ENDED DECEMBER 31,                      ENDED
                                  ----------------------------------------------------   SEPTEMBER 30,
                                    1998       1997       1996       1995       1994         1999
                                  --------   --------   --------   --------   --------   -------------
                                                             (IN THOUSANDS)
Deficiency of earnings available
  to cover fixed charges........  ($53,533)  ($57,218)  ($50,999)  ($29,891)  ($34,639)    ($39,051)
                                  ========   ========   ========   ========   ========     ========


                                DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and we do not anticipate paying any dividends on our common stock in the foreseeable future.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a summary of some, but not all, of the terms of the preferred stock. You should refer to the actual terms of the preferred stock and the Certificate of Designations filed with the Secretary of State of the State of Delaware and filed as an exhibit to this registration statement. As used in this description, the words "we," "us" or "our" do not include any current or future subsidiary of Cephalon.

GENERAL

     Our board of directors has the authority, without stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. Of these 5,000,000 shares of preferred stock:

     - 2,500,000 shares are the $3.625 Convertible Exchangeable Preferred Stock that we issued in our August 1999 private placement; and

     - 1,000,000 shares have been reserved for issuance in connection with our stockholder rights plan.

Different series of preferred stock may have different rights, privileges and limitations.

     In the description, we refer to our $3.625 Convertible Exchangeable Preferred stock as the "preferred stock." The shares of preferred stock are duly and validly issued, fully paid and nonassessable. You will not have any preemptive rights if we issue other series of preferred stock. The preferred stock is not subject to any sinking fund. We have no obligation to redeem or retire the preferred stock. The preferred stock has a perpetual maturity, subject to your right to convert the preferred stock and our right to exchange or redeem the preferred stock. Any preferred stock converted, exchanged or redeemed or acquired by us will, upon cancellation, have the status of authorized but unissued shares of preferred stock. We will be able to reissue these cancelled shares of preferred stock.

DIVIDENDS

     When and if declared by our board of directors out of the legally available funds, you will be entitled to receive cash dividends at an annual rate of $3.625 per share of preferred stock. Dividends will be payable quarterly on February 15, May 15, August 15 and November 15, beginning November 15, 1999. In the case of any accrued but unpaid dividends, we will pay dividends at additional times and for interim periods, if any, as determined by our board of directors. Dividends on the preferred stock will be cumulative from the issue date. Dividends will be payable to holders of record as they appear on our stock books not more than 60 days nor less than 10 days preceding the payment dates, as fixed by our board of directors. If the preferred stock is called for redemption on a redemption date between the dividend record date and the dividend payment date and you do not convert the preferred stock (as described below), you shall receive the dividend payment together with all other accrued and unpaid dividends on the redemption date instead of receiving the dividend on the dividend date. Dividends payable on the preferred stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     If we do not pay or set aside dividends in full on the preferred stock and any other preferred stock ranking on the same basis as to dividends, all dividends declared upon shares of the preferred stock and any other preferred stock will be declared on a pro rata basis. For these purposes, "pro rata" means that the amount of dividends declared per share on the preferred stock and any other preferred stock bear to each other will be the same ratio that accrued and unpaid dividends per share on the shares of the preferred stock and such other preferred stock bear to each other. Except as described above, we will not be able to redeem, purchase or otherwise acquire any of our stock ranking on the same basis as the preferred stock as to dividends or liquidation preferences unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of preferred stock.

     Unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of preferred stock and any other of our preferred stock ranking on the same basis as to dividends:

     - we may not declare or pay or set aside dividends on common stock or any other stock ranking junior to the preferred stock as to dividends or liquidation preferences, excluding dividends or distributions of shares, options, warrants or rights to purchase common stock or other stock ranking junior to the preferred stock as to dividends; or

     - we will not be able to redeem, purchase or otherwise acquire any of our other stock ranking junior to the preferred stock as to dividends or liquidation preferences.

Under Delaware law, we may only make dividends or distributions to our stockholders from:

     - our surplus; or

     - the net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared under certain circumstances.

Our ability to pay dividends and make any other distributions in the future will depend upon our financial results, liquidity and financial condition.

CONVERSION RIGHTS

  General

     You may convert the preferred stock at any time into a number of shares of common stock determined by dividing the $50 liquidation preference by the conversion price of $17.92, subject to adjustment as described below. This conversion price is equivalent to a conversion rate of approximately 2.79 shares of common stock for each share of preferred stock. We will not make any adjustment for accrued or unpaid dividends or for common stock dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date. If we call the preferred stock for redemption, your right to convert the preferred stock will expire at the close of business on the next business day preceding the date fixed for redemption, unless we fail to pay the redemption price.

     In order to convert your shares of preferred stock, you must either:

     - deliver your preferred stock certificate at the transfer agent office and a duly signed and completed notice of conversion, or

     - if the preferred stock is held in global form, according to the procedures set forth below under "Form, Denomination and Registration."

The conversion date will be the date you deliver your preferred stock certificate and the duly signed and completed notice of conversion to the transfer agent. You will not be required to pay any taxes or duties on conversion, but will be required to pay any tax or duty payable as a result of the common stock upon conversion being issued other than in your name. We will not issue common stock certificates unless all taxes and duties, if any, have been paid by the holder.

  Conversion Price Adjustment -- General

     The conversion price of $17.92 will be adjusted if:

          (1) we dividend or distribute common stock on shares of our common stock;

          (2) we subdivide or combine our common stock;

          (3) we issue to all holders of common stock certain rights or warrants to purchase our common stock at less than 95% of the lesser of:

           - the closing sale price on the issue date of these securities; or

           - the average of the closing prices of our common stock for the ten trading day period ending on the issue date of these securities;

          (4) we dividend or distribute to all holders of our common stock shares of our capital stock or evidences of indebtedness or assets, excluding:

           - those rights, warrants, dividends or distributions referred to in
             (1) or (3), or

           - dividends and distributions paid exclusively in cash;

          (5) we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions that, combined together with (A) all other all-cash distributions made within the preceding 12 months for which we made no adjustment plus (B) any cash and the fair market value of other consideration payable in any tender offers by us or any of our subsidiaries for common stock concluded within the preceding 12 months for which we made no adjustment, exceeds 10% of our market capitalization;

          (6) we purchase common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the preceding 12 months plus (B) the aggregate amount of the all-cash distributions referred to in
     (5) above to all holders of common stock within the preceding 12 months exceeds 10% of our market capitalization on the expiration of the tender offer;

          (7) payment on a tender offer or exchange offer by a person other than us or any of our subsidiaries if, as of the closing of the offer, the board of directors is not recommending rejection of the offer; and

          (8) we issue common stock or securities convertible or exchangeable for common stock at a price or conversion price or exchange price per share that is less than 95% of the lesser of (A) the closing sale price on the issue date of the securities or (B) the average of the closing prices of the common stock for the ten trading day period immediately prior to the date of issuance of the securities, but excluding issuances:

           - pursuant to any plan for our employees, directors or consultants;

           - to acquire a business in an arm's-length transaction between us and an unaffiliated third party;

           - in a public offering pursuant to a firm commitment underwriting;

           - sales at the market pursuant to a continuous offering stock program;

           - pursuant to the exercise of warrants, rights or options, or upon conversion of convertible securities, at a fair value and with an exercise price or conversion price at least equal to the lesser of
             (A) the closing sale price on the issue date of the securities or
             (B) the average of the closing prices of the common stock for the ten trading day period immediately prior to the issue date of the securities at the time of issuance of the warrant, right, option or convertible security; and

           - pursuant to a dividend reinvestment plan or other plan for the reinvestment of dividends or interest provided that such common stock is issued at a price at least equal to 95% of the lesser of
             (A) the closing sale price on the issue date of the securities or
             (B) the
             average of the closing prices for the ten trading day period immediately prior to the issue date of the securities.

     Instead of making adjustments under (5) above, we may provide that upon conversion holders will receive, in addition to the common stock issuable upon conversion, the amount of the distribution referred to in (5) above. We will only make the adjustment referred to in (7) above if the tender or exchange offer increases a person's ownership to more than 25% of our outstanding common stock, and only if the payment per share of common stock exceeds the current market price of our common stock. We will not make the adjustment referred to in
(7) above if the offering documents disclose our plan to engage in any consolidation, merger, or transfer of all or substantially all of our properties to any other U.S. corporation, so long as each share of preferred stock will:

        - remain outstanding,

        - will be unaffected, or

        - will be converted into or exchanged for preferred stock having rights, preferences and limitations substantially similar, but no less favorable, to the preferred stock.

For purposes of the above adjustments, "market capitalization" means the product of the lesser of:

        - the closing sale price on the issue date of the securities, or

        - the average of the closing prices of the common stock for the ten trading day period immediately prior to the issue date of the securities,

multiplied by number of shares of common stock outstanding on the record date for such distribution.

     We may reduce the conversion price of the preferred stock if our board of directors determines that this decrease would be in the best interests of Cephalon. Any reduction in the conversion price shall be effective for any period of at least 20 days. We are required to give 15 days prior notice of any reduction. We may, at our option, reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences."

     No adjustment will be made in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, any adjustment less than 1% will be carried forward and taken into account in any subsequent adjustment. We will not adjust the conversion price for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any common stock or convertible or exchangeable securities except as stated above.

  Conversion Price Adjustment -- Merger, Consolidation or Sale of Assets

     If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that your preferred stock will convert into:

          (1) if the transaction is a common stock fundamental change (as defined below), common stock of the kind received by holders of common stock as a result of common stock fundamental change in accordance with (1) below under "-- Fundamental Change Conversion Price Adjustments", and

          (2) if the transaction is not a common stock fundamental change, and subject to funds being legally available at conversion, the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the preferred stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect to any adjustment in the conversion price in accordance with (2) below under "-- Fundamental Change Conversion Price Adjustments."

     The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

     The following types of transactions, among others, would be covered by this adjustment:

          (1) we recapitalize or reclassify our common stock, except for:

           - a change in par value,

           - a change from par value to no par value,

           - a change from no par value to par value, or

           - a subdivision or combination of our common stock,

          (2) we consolidate or merge into any other person, or any merger of another person into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock.

          (3) we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

          (4) we undertake any compulsory share exchange.

     Fundamental Change Conversion Price Adjustments. If a fundamental change occurs, the conversion price will be adjusted as follows:

          (1) in the case of a common stock fundamental change, the conversion price shall be the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the purchaser stock price and the denominator of which is the applicable price. However, in the event of a common stock fundamental change in which:

             (A) 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquiror or other third party, and cash, if any, paid with respect to any fractional interests in such common stock resulting from such common stock fundamental change, and

             (B) all of our common stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquiror or other third party, and any cash with respect to fractional interests, the conversion price shall be the conversion price in effect immediately prior to such common stock fundamental change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of our common stock as a result of the common stock fundamental change; and

          (2) in the case of a non-stock fundamental change, the conversion price shall be the lower of:

             (A) the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and

             (B) the product of:

                (1) the applicable price, and

                (2) a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price for one share of preferred stock if the redemption date were the date of the non-stock fundamental change, or the date of the period beginning on the issue date of the preferred stock and through August 15, 2000 or the twelve-month period commencing August 15, 2000, the product of 107.25% and 106.53%, respectively, times $50 plus (y) any then-accrued and unpaid distributions on one share of preferred stock.

     You may receive significantly different consideration upon conversion depending upon whether a fundamental change is a non-stock fundamental change or a common stock fundamental change. In the event of a non-stock fundamental change, your preferred stock will convert into stock and other securities or property or assets, including cash, determined by the number of shares of common stock receivable upon conversion at the conversion price as adjusted in accordance with (2) above. In the event of a common stock fundamental change, under certain circumstances you will receive different consideration depending on whether you convert your preferred stock on or after the common stock fundamental change. For example, you will receive common stock if you convert your preferred stock following a common stock fundamental change in which less than 100% of the value of the consideration received by a holder of common stock is common stock of the successor, acquirer or other third party. However, if you had converted your preferred stock prior to the common stock fundamental change, you would have received consideration in the form of such common stock as well as any other securities or assets, including cash, issuable upon conversion of such preferred stock immediately prior to the common stock fundamental change.

     Definitions for the Fundamental Change Adjustment Provision.

          "applicable price" means:

           - in a non-stock fundamental change in which the holders of common stock receive only cash, the amount of cash received by a holder of one share of common stock, and

           - in the event of any other fundamental change, the average of the daily closing price for one share of common stock during the 10 trading days immediately prior to the record date for the determination of the holders of common stock entitled to receive cash, securities, property or other assets in connection with the fundamental change or, if there is no such record date, prior to the date upon which the holders of common stock shall have the right to receive such cash, securities, property or other assets.

          "common stock fundamental change" means any fundamental change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that, for the 10 trading days immediately prior to such fundamental change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on Nasdaq National Market, except that a fundamental change shall not be a common stock fundamental change unless either:

           - we continue to exist after the occurrence of the fundamental change and the outstanding preferred stock continues to exist as outstanding preferred stock, or

           - not later than the occurrence of the fundamental change, the outstanding preferred stock is converted into or exchanged for shares of convertible preferred stock, which convertible preferred stock has rights, preferences and limitations substantially similar, but no less favorable, to those of the preferred stock.

          "fundamental change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise. However, for purposes of adjustment of the conversion price, in the case of any series of transactions or events, the fundamental change shall be deemed to have occurred when substantially all of the common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of our common stock received in the transaction or event as a result of which more than 50% of our common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

          "non-stock fundamental change" means any fundamental change other than a common stock fundamental change.

          "purchaser stock price" means the average of the daily closing price for one share of the common stock received by holders of the common stock in the common stock fundamental change during the 10 trading days immediately prior to the date fixed for the determination of the holders of the common stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of the common stock shall have the right to receive such common stock.

LIQUIDATION RIGHTS

     In the event of our liquidation, you shall receive a liquidation preference of $50 per share and all accrued and unpaid dividends through the distribution date. For purposes of this section, the term "liquidation" refers to either a liquidation, dissolution or winding up of Cephalon. Holders of any class or series of preferred stock ranking on the same basis as your preferred stock as to liquidation shall also be entitled to receive the full respective liquidation preferences and any accrued and unpaid dividends through the distribution date. Only after the preferred stock holders have received their liquidation preference and any accrued and unpaid dividends will we distribute assets to common stock holders or any of our other stock ranking junior to the shares of preferred stock upon liquidation. If upon liquidation we do not have enough assets to pay in full the amounts due on the preferred stock and any other preferred stock ranking on the same basis with your preferred stock as to liquidation, you and the holders of such other preferred stock will share ratably in any such distributions of our assets:

     - first in proportion to the liquidation preferences until the preferences are paid in full, and

     - then in proportion to the amounts of accrued but unpaid dividends.

After we pay any liquidation preference and accrued dividends, you will not be entitled to participate any further in the distribution of our assets. The following events will not be deemed to be a liquidation of Cephalon:

          (1) The sale of all or substantially all of the assets, or

          (2) our merger or consolidation into or with any other corporation, our liquidation, dissolution, winding up or reorganization immediately followed by a reincorporation of another corporation.

OPTIONAL REDEMPTION

     On or after August 17, 2001 we may redeem the preferred stock, out of legally available funds, in whole or in part, at our option, at the redemption prices listed below. The redemption price is as follows for the period beginning August 15 of the following years, beginning August 17, 2001 and ending on August 14, 2002 in the case of the first period:

                                                    REDEMPTION
YEAR                                                  PRICE
----                                                ----------
2001..............................................   $52.900
2002..............................................    52.538
2003..............................................    52.175
2004..............................................    51.822
2005..............................................    51.450
2006..............................................    51.088
2007..............................................    50.725
2008..............................................    50.363

and $50.00 at August 15, 2009 and thereafter. In each case we will pay accrued and unpaid dividends to, but excluding, the redemption date. We are required to give notice of redemption not more than 60 and not less than 20 days before the redemption date.

     If we redeem less than all of the shares of preferred stock, we shall select the shares to be redeemed by lot or pro rata or in some other equitable manner in our sole discretion. Dividends shall cease to accrue on the preferred stock to be redeemed on or after the redemption date so long as we have paid or provided for payment for the redemption price and any accrued and unpaid dividends to, but excluding, the redemption date. Thereafter, the preferred stock to be redeemed will not be outstanding and your rights as a holder of such shares shall cease, except your right to receive the redemption price and accrued and unpaid dividends, without interest, upon surrender of the preferred stock certificates.

EXCHANGE PROVISIONS

     We may exchange the preferred stock in whole, but not in part, for debentures on any dividend payment date on or after August 15, 2000 at the rate of $50 principal amount of debentures for each outstanding share of preferred stock. Debentures will be issuable in denominations of $1,000 and integral multiples of $1,000. See "Description of Debentures." If the exchange results in an amount of debentures that is not an integral multiple of $1,000, we will pay in cash an amount in excess of the closest integral multiple of $1,000. We will mail written notice of our intention to exchange the preferred stock to each record holder not less than 30 nor more than 60 days prior to the exchange date.

     We refer to the date fixed for exchange of the preferred stock for debentures as the "exchange date." On the exchange date, your rights as a stockholder of Cephalon shall cease. Your shares of preferred stock will no longer be outstanding, and will only represent the right to receive the debentures and any accrued and unpaid dividends, without interest. We may not exercise our option to exchange the preferred stock for the debentures if:

     - full cumulative dividends on the preferred stock to the exchange date have not been paid or set aside for payment, or

     - an event of default under the indenture has occurred and is continuing.

The exchange of preferred stock for debentures will be a taxable event, since holders will be exchanging their preferred stock for debt and we will not make any related cash payment to the holder. See "Certain Federal Income Tax Consequences."

VOTING RIGHTS

     You will have no voting rights except as described below or as required by law. Each outstanding share of preferred stock will be entitled to one vote. Shares held by us or any or our affiliates will not have any voting rights.

     If we have not paid dividends on the preferred stock or on any outstanding shares of preferred stock ranking on the same basis as to dividends with the preferred stock in an aggregate amount equal to at least six quarterly dividends whether or not consecutive, our board of directors will be increased by two. So long as dividends remain due and unpaid, holders of the preferred stock voting separately as a class with holders of preferred stock ranking on the same basis as to dividends having like voting rights will be entitled to elect two additional directors at any meeting of stockholders at which directors are to be elected. These voting rights will terminate when we have declared and either paid or set aside for payment accrued and unpaid dividends. The terms of office of all directors so elected will terminate immediately upon the termination of these voting rights.

     In addition, without the vote or consent of as least the majority of holders of preferred stock, we may not:

        - adversely change the rights, preferences and limitations of the preferred stock by modifying our restated certificate of incorporation or bylaws, or

        - authorize, issue, reclassify, increase the authorized amount, or authorize or issue any convertible obligation or security or right to purchase any class of stock that ranks senior to or on the same basis with the preferred stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the stock.

     Without the vote or consent of the holders of at least a majority of the preferred stock we may not:

        - enter into a share exchange that affects the preferred stock,

        - consolidate with or merge into another entity, or

        - permit another entity to consolidate with or merge into us,

unless the preferred stock remains outstanding and unaffected or is converted into or exchanged for convertible preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to the preferred stock, except for changes that do not affect the holders of the preferred stock adversely.

     In determining a majority under these voting provisions, holders of preferred stock will vote together with holders of any other preferred stock that rank on parity as to dividends and that have like voting rights.

REGISTRATION RIGHTS

     We entered into a registration rights agreement in connection with our initial issuance of preferred stock. We are filing this registration statement pursuant to our obligations under this registration rights agreement. Under the registration rights agreement, we are required to:

        - file, at our expense, with the Commission as promptly as practicable, a shelf registration statement covering resales of transfer restricted securities,

        - use all reasonable efforts to cause such registration statement to become effective as promptly as is practicable,

        - use all reasonable efforts to keep the registration statement effective until the earlier of two years after the latest date of initial issuance or until the shelf registration statement is no longer required to transfer any transfer restricted securities.

     When we use the term "transfer restricted securities" in this section we mean the preferred stock, any debenture issued upon exchange of the preferred stock, and any common stock issued upon conversion of the preferred stock and the debentures until the earlier of the following events:

        - the date on which the preferred stock, debentures or common stock has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement, or

        - the date on which the preferred stock, debentures or common stock is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is salable pursuant to Rule 144(k) under the Securities Act of 1933, or

        - the date on which the preferred stock, debentures or common stock ceases to be outstanding.

     We will be required to pay liquidated damages if one of the following "registration defaults" occurs:

        - we do not file the shelf registration statement within 60 days after the closing date of the initial private placement of the preferred stock,

        - the SEC has not declared the shelf registration statement effective within 180 days after the closing date, or

        - the shelf registration statement is declared effective but later ceases to be effective or usable for a period of time more than 90 days in the aggregate in any period of 365 consecutive days.

     If a registration default occurs, we will pay liquidated damages to each holder of preferred stock, debentures or common stock issued upon conversion that are transfer restricted securities during the first 90-day period immediately following the occurrence of the registration default in an amount equal to an additional one-quarter of one percent (0.25%) per year of the liquidation amount or principal amount or on an equivalent basis per share for the common stock. Liquidated damages will increase to one-half of one percent (0.50%) per year of the liquidation amount or principal amount or an equivalent amount per week per share for the common stock, in each case, that are transfer restricted securities for each subsequent 90-day period until the registration default is cured up to a maximum amount of liquidated damages of 1.25% per year. Liquidated damages will cease to accrue following the cure of any registration default. All accrued liquidated damages shall be paid to the holders of preferred stock on the relevant dividend payment dates. All accrued liquidated damages shall be paid to holders of debentures and any common stock issued upon conversion on the relevant interest payment dates. We may suspend the use of the shelf registration statement in certain circumstances described in the registration rights agreement if we notify holders of the transfer restricted securities. However, you will have the right to receive liquidated damages if the aggregate number of days of suspensions in any year exceeds the periods described above.

     We will provide to each registered holder copies of such prospectus, notify the holders when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the transfer restricted securities. We will agree to give notice to all holders of the filing and effectiveness of the shelf registration statement.

     You will need to complete a questionnaire prior to any intended distribution of transfer restricted securities pursuant to the shelf registration statement. You may request a copy of this questionnaire from Cephalon. You are required to complete and deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you may be named as selling stockholders in the related prospectus at the time of effectiveness. Upon receipt of such a completed questionnaire and any other information we may reasonably request, after effectiveness we will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the shelf registration statements or supplements to the related prospectus as are necessary to permit a holder to deliver such prospectus to purchasers of transfer restricted securities, subject to our right to suspend the use of the prospectus. We will pay liquidated damages if we fail to timely make such filing or, if such filing is a post-effective amendment of the shelf registration statement required to be declared effective under the Securities Act of 1933, if such amendment is not declared effective within 45 days of the filing. If you do not complete and deliver a questionnaire or provide us with other information we may request, you will not be named as a selling stockholder in the prospectus and will not be permitted to sell any transfer restricted securities pursuant to the shelf registration statement. A holder who sells the transfer restricted securities pursuant to the shelf registration statement will be required to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement.

GLOBAL PREFERRED STOCK

     Preferred stock sold pursuant to this registration statement will be evidenced by a global certificate which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, the global certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Purchasers may hold their interests in the global certificate directly through DTC or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global certificate to such persons may be limited.

     Purchasers may beneficially own interests in the global certificate held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship, with a Participant, either directly or indirectly through indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global certificate, Cede & Co. for all purposes will be considered the sole holder of the global certificate. Except as provided below, owners of beneficial interests in the global certificate will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders.

     Payment of dividends on and the redemption price of the global certificate will be made to Cede & Co. by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We have been informed by DTC that, with respect to any payment of dividends on or the redemption price of the global certificate, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the preferred stock represented by the global certificate as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests in preferred stock represented by the global certificate held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in preferred stock represented by the global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither we, the transfer agent, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of preferred stock only at the direction of one or more participants to whose account with DTC interests in the global certificate are credited and only in respect of the amount of shares of the preferred stock represented by the global certificate as to which the participant has given this direction.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. participants include securities brokers and dealers, banks, trust companies and clearing corporations. Certain participants together with other entities own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause preferred stock to be issued in definitive form in exchange for the global certificate.

TRANSFER AGENT AND REGISTRAR

     StockTrans, Inc. will act as transfer agent and registrar for the preferred stock.

                           DESCRIPTION OF DEBENTURES

     If we elect to issue debentures in exchange for the preferred stock, we will issue the debentures under an indenture between us and State Street Bank and Trust Company, as trustee. The following summarizes some, but not all, of the provisions of the indenture and the debentures. You should refer to the actual terms of the indenture and the debentures for the definitive terms and conditions that have been filed as an exhibit to this registration statement. As used in this description, the words "we," "us" or "our" do not include any current or future subsidiary of Cephalon.

     If we elect to issue debentures for preferred stock, we will issue the debentures at a rate of $50 principal amount of debentures for each share of preferred stock that we exchange. The debentures will be general, unsecured, subordinated obligations of Cephalon. The debentures will be limited to an aggregate principal amount equal to the aggregate liquidation value of the outstanding preferred stock, excluding accrued and unpaid dividends payable upon liquidation. The debentures will mature ten years after the exchange date, unless earlier converted by a holder or redeemed at our option.

     The debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. You will not be required to pay a service charge for registration of transfer or exchange of the debentures. We may, however, require you to pay any tax or other governmental charge payable in the transaction.

     We will maintain an office in New York, New York where payments will be made on the debentures and where transfer of debentures will be registrable. Initially, this office will be an office or agency of the trustee in New York, New York.

     The debentures will be issued in the same form as the preferred stock for which debentures were exchanged. Any global certificates will be replaced with one or more global debentures as described above under "Description of Preferred Stock -- Form, Denomination and Registration." Debentures may be issued in certificated form in exchange for a global debenture under limited specified circumstances.

     We are not restricted from paying dividends or repurchasing securities under the indenture. We are not subject to any financial covenants under the indenture.

INTEREST

     The debentures will bear interest at the rate of 7.25% per year. Interest will be paid on February 15 and August 15 each year to the record holder on the preceding February 1 and August 1. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. We may, at our option, pay interest in the debentures by check mailed to the holders. However, holders of more than $2,000,000 in principal amount of debentures will be paid by wire transfer in immediately available funds at the holder's election.

CONVERSION RIGHTS

     Holders may convert their debentures at any time prior to maturity, subject to prior redemption, at a conversion price of $17.92, subject to adjustment as described below. Except as described in this section, the conversion provisions of the debentures will be identical to the conversion provisions of the preferred stock. See "Description of Preferred Stock -- Conversion Rights." If you convert your debentures after a record date and prior to the next interest payment date, you will have to pay us interest unless the debentures have been called for redemption. We are not required to issue fractional shares of common stock upon conversion of debentures. Instead, we will pay a cash adjustment based upon the market price of the common stock on the last business day prior to the date of conversion. If the debentures are called for redemption, your conversion rights will expire at the close of business on the business day preceding the redemption date, unless we default in the payment of the redemption price.

     In order to convert your debentures, you must deliver the debenture at the specified office of a conversion agent, along with a duly signed and completed notice of conversion and any interest that may be required as described in the preceding paragraph. The conversion date shall be the date on which you deliver the debenture, the duly signed and completed notice of conversion and any required interest payments as described in the preceding paragraph.

     You will not be required to pay any taxes or duties payable for the issue or delivery of common stock on conversion. You will, however, be required to pay any tax or duty payable as a result of the issuance of common stock upon conversion in a name other than your name. We will not issue or deliver common stock unless all taxes and duties, if any, have been paid by the holder.

SUBORDINATION

     The debentures are subordinated to the prior payment in full of all senior indebtedness as provided in the indenture. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payments on the debentures will be subordinated to the prior payment in full of all senior indebtedness. However, holders of debentures may receive securities that are subordinated at least to the same extent as the debentures are subordinated to senior indebtedness and any securities issued in exchange for senior indebtedness under the indenture.

     If the debentures are accelerated as a result of an event of default, holders of all senior indebtedness will be entitled to payment in full in cash before the holders of the debentures will be entitled to receive any payment on the debentures. We are required to promptly notify holders of senior indebtedness if payment of the debentures is accelerated because of an event of default.

     We may not make any payment on the debentures if:

        - a default in the payment of senior indebtedness occurs and is continuing beyond any period of grace, or

        - any other default occurs and is continuing under any designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice known as a payment blockage notice from us or any other person permitted to give such notice under the indenture.

     We may resume making payments on the debentures:

        - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

        - in case of any other default, the earlier of the date on which such other default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice, unless the maturity of any senior indebtedness is accelerated.

     No new period of payment blockage arising due to a default other than a payment default may be commenced unless:

        - 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

        - all scheduled payments on the debentures have been paid in full in cash.

No default other than a payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     By reason of the subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, and holders of the debentures may receive less, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

     "senior indebtedness" means the principal, premium, if any, and interest on any indebtedness of Cephalon, including bankruptcy interest or any other payment on indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us including all deferrals or renewals or amendments or modifications. However, senior indebtedness does not include:

        - indebtedness evidenced by the debentures,

        - any liability for federal, state, local or other taxes owed or owing by us,

        - our indebtedness to any of our subsidiaries,

        - any of our trade payables incurred in the ordinary course of business, and

        - any indebtedness that expressly provides that the indebtedness shall not be senior in right of payment to, or is on the same basis with, or is subordinated or junior to, the debentures.

     "indebtedness" means:

        (1) all obligations:

           - for borrowed money,

           - evidenced by a note, debenture, bond or other written instrument,

           - under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

           - under any lease or related document, including a purchase agreement, that provides that we are contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and our obligations under this lease or related document to purchase or to cause a third party to purchase such leased property,

           - letters of credit, bank guarantees or bankers' acceptances, including reimbursement obligations,

           - indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title in an encumbrance to which the property or assets of the person are subject,

           - the balance of deferred and unpaid purchase price of any property or assets,

           - under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;

          (2) any obligation of others of the type described in the preceding
     (1) or under (3) below assumed by or guaranteed or in effect guaranteed through an agreement to purchase; and

          (3) any deferrals, renewals or amendments or modifications of (1) and
     (2) above.

     "designated senior indebtedness" means any particular senior indebtedness that expressly provides that such senior indebtedness shall be designated senior indebtedness for purposes of the indenture.

     If the trustee or any holder of debentures receives any payment or distribution of our assets of any kind in contravention of the indenture, then this payment or distribution will be held by the recipient in trust for the benefit of the holders of senior indebtedness and will be immediately paid over or delivered to the holders of senior indebtedness or their representatives.

     As of June 30, 1999, we had approximately $40.4 million of indebtedness outstanding. Neither we not our subsidiaries are limited or prohibited from incurring additional debt.

OPTIONAL REDEMPTION

     On or after August 17, 2001, we may redeem the debentures, in whole or in part, at our option, at the redemption prices listed below. The redemption prices, expressed as a percentage of the principal amount, are as follows for the 12-month periods beginning August 15 of the following years, beginning August 17, 2001 and ending on August 14, 2002 in the case of the first period.

                                                    REDEMPTION
YEAR                                                  PRICE
----                                                ----------
2001..............................................    105.80%
2002..............................................    105.08
2003..............................................    104.35
2004..............................................    103.64
2005..............................................    102.90
2006..............................................    102.18
2007..............................................    101.45
2008..............................................    100.73

and 100% at August 15, 2009 and thereafter. In each case we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date. We are required to give notice not more than 60 and not less than 20 days before the redemption date.

     If fewer than all the debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of 1,000 by lot or, in its discretion, on a pro rata basis. If any debenture is partially redeemed, we will issue a new debenture in principal amount equal to the unredeemed principal portion. If a portion of a holder's debentures is selected for partial redemption and the holder converts the debentures, the converted portion shall be deemed to be taken from the portion selected for redemption.

     No sinking fund is provided for the debentures, which means that we are not required under the indenture to redeem or retire the debentures periodically.

EVENTS OF DEFAULT AND REMEDIES

     The following events are "events of default" under the indenture:

     - we fail to pay the principal or premium, if any, on the debentures, whether or not prohibited by the subordination provisions of the indenture;

     - we fail to pay interest on the debentures when due and this failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

     - we fail to perform any covenant in the indenture and this failure continues for 45 days after notice is given in accordance with the indenture;

     - we fail to pay at maturity, including any applicable grace period, in an amount of indebtedness in excess of $5,000,000 and this failure continues for 30 days after notice given in accordance with the indenture;

     - a default by us on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $5,000,000, without the indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice given in accordance with the indenture; or

     - events involving our bankruptcy, insolvency or reorganization.

     The trustee is required to give notice to holders of all uncured defaults known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold this notice if it determines in good faith that it is in the best interest of the holders, except notice of:

     - a default in the payment of the principal or premium, if any, or interest on the debentures, or

     - a default in the payment of any redemption obligation.

     If an event of default has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding debentures may declare the principal and premium, if any, on the debentures and accrued interest on the debentures to be immediately due and payable. However, if we cure all defaults, except payment defaults on the debentures as a result of the acceleration, and we meet certain conditions, this acceleration declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of outstanding debentures. If an event of default resulting from events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal and accrued interest on outstanding debentures will become due and payable immediately without any declaration or other act on the part of the trustee or any holders of debentures, subject to certain limitations.

     Holders of a majority in principal amount of the outstanding debentures may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee shall be entitled to receive from holders reasonable security or indemnity against any costs, expenses and liabilities incurred by the trustee. Before you may institute a proceeding which respect to the indenture, each of the following must occur:

        - you must have given the trustee written notice of a continuing event of default;

        - the holders of at least 25% of the aggregate principal amount of all outstanding debentures must make a written request of the trustee to take action because of the default;

        - holders must have offered reasonable indemnification to the trustee against the cost, expenses and liabilities of taking action; and

        - the trustee must not have taken action for 60 days after the receipt of such notice and offer of indemnification.

     These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a debenture or the right to convert the debenture in accordance with the indenture.

     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debentures may waive any default or event of default, except if:

        - we fail to pay principal, premium or interest on any debenture when due;

        - we fail to convert any debenture into common stock; or

        - we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding debenture affected.

     We will send the trustee annually a statement as to whether we are in default and the nature of any default under the indenture.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     We may not consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets a consolidated basis, whether in a single or series of related transactions, to another person or group of affiliated persons, unless:

        - either (A) we are the surviving entity or (B) the resulting entity is a U.S. corporation and expressly assumes in writing all of our obligations under the debentures and the indenture;

        - no default or event of default exists or shall occur immediately after giving effect to the transaction; and

        - other specified conditions are satisfied.

MODIFICATIONS OF THE INDENTURE

     The consent of the holders of a majority in principal amount of outstanding debentures at the time is required to modify or amend the indenture or any supplemental indenture. However, a modification or amendment would require the consent of the holder of each outstanding debenture affected if it would:

        - extend the fixed maturity of any debenture;

        - reduce the rate or extend the time for payment of interest on any debenture;

        - reduce the principal amount or any premium of any debenture;

        - reduce any amount payable upon redemption of any debenture;

        - impair or adversely affect a holder's right to institute suit for the payment on any debenture;

        -  change the currency in which the debentures are payable;

        -  impair or adversely change the right to convert the debentures;

        -  adversely modify the subordination provisions of the debentures; or

        - reduce the percentage required to consent to modifications and amendments.

TAXATION OF DEBENTURES

     You should read "Certain Federal Income Tax Consequences" for a discussion of the federal tax considerations which may apply to you as a debenture holder.

GOVERNING LAW

     The indenture and the debentures will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

     We have accepted the trustee as the initial paying agent, conversion agent, registrar and custodian for the debentures. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business. In addition, the trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business. If there is an event of default under the indenture, the trustee will:

     - exercise the rights and powers given to the trustee under the indenture and

     - use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of the person's own affairs.

If the trustee becomes one of our creditors, the indenture and the Trust Indenture Act of 1939 may limit the trustee from obtaining payment of claims in certain cases or realizing on certain property received by the trustee.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material federal income tax consequences of acquiring and owning the preferred stock and the debentures is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions, and Internal Revenue Service ("IRS") rulings now in effect, all of which are subject to change. Prospective purchasers should particularly note that any such change could have retroactive application to the preferred stock and debentures acquired through this offering. In particular, prospective purchasers of the preferred stock should be aware that the tax consequences summarized below do not reflect any changes to existing law contained in H.R. 2488, the "Taxpayer Refund and Relief Act of 1999," passed by the United States Senate and House of Representatives on August 5, 1999, which if enacted into law in its current form, could impact the tax consequences of acquiring, holding and disposing of the preferred stock, the debentures, and the common stock.

     This summary assumes that the preferred stock is acquired at its original offering at its original issue price and that the preferred stock and the debentures are held as capital assets, within the meaning of section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, regulated investment companies, personal holding companies, corporations subject to the alternative minimum tax, tax-exempt organizations or persons who hold the preferred stock or debentures as positions in a "straddle" or as part of a "hedging", "conversion" or "constructive sale" transaction for United States federal income tax purposes). Also not addressed are the consequences under estate, state, local and foreign tax laws or the tax consequences to subsequent holders of the preferred stock and debentures. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding, or disposing of the preferred stock or debentures in light of their own investment circumstances.

CHARACTERIZATION OF PREFERRED STOCK AND DEBENTURES

     Under section 385(c) of the Code, our characterization of the preferred stock as "stock" is binding upon us and all holders of the preferred stock, other than holders who disclose on their tax returns that they are treating the preferred stock in a manner inconsistent with such characterization. Although our characterization of the preferred stock is not binding upon the IRS or any court, this summary assumes that the preferred stock will be treated in a manner consistent with our characterization. Holders should be aware that if the preferred stock is treated as debt for federal income tax purposes, the tax consequences of acquiring, holding and disposing of the preferred stock will differ materially from the tax consequences described in this prospectus. The following discussion assumes that the debentures will be treated as debt for federal income tax purposes.

DISTRIBUTIONS ON PREFERRED STOCK

     Distributions with respect to the preferred stock will constitute dividends, taxable at ordinary income tax rates, to the extent that we have current or accumulated earnings and profits for federal income tax purposes. Dividends paid to corporations will generally be eligible for the dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code.

     In general, the dividends-received deduction is available only if the stock in respect of which a dividend is paid has been held for at least 46 days during the 90-day period beginning on the date which is 45 days before the date on which the stock becomes ex-dividend (the "Ex-dividend Date"), or at least 91 days during the 180-day period beginning on the date which is 90 days before the Ex-dividend Date in the case of a dividend paid with respect to preferred stock and which is attributable to a period or periods aggregating more than 366 days. A taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell or other similar transactions. It is possible that the IRS may contend that days during which our redemption right is outstanding or, alternatively, is "in the money" are not included in an investor's holding period for these purposes. The dividends-received deduction will not be available to the extent that the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction is limited to specified percentages of the holder's taxable income and may be reduced or eliminated if the holder has indebtedness "directly attributable to [its] investment" in the stock. Prospective corporate purchasers of preferred stock should consult their own tax advisors to determine whether these limitations might apply to them. In particular, prospective corporate purchasers of the preferred stock should carefully consider the provisions contained in the Clinton Administration's Fiscal Year 2000 budget proposal (the "Proposal"), which may reduce or eliminate entirely the amount of the dividends-received deduction. It is impossible to predict whether the provisions contained in the Proposal will be enacted into law in their current form, or the effective date of such provisions. Prospective corporate purchasers should be aware, however, that many of the provisions contained in the Proposal have retroactive effective dates.

     If distributions with respect to the shares of preferred stock exceed our current and accumulated earnings and profits, the excess will be applied against and reduce the holder's tax basis in the preferred stock. Any amount in excess of the amount of the dividend and the amount applied against basis will be treated as capital gain.

EXTRAORDINARY DIVIDENDS

     If a corporate holder of preferred stock receives an "extraordinary dividend" from Cephalon with respect to stock which it has not held for more than two years before the dividend announcement date, the basis of the preferred stock will be reduced (but not below zero) by the portion of the dividend which is not taxable because of the dividends-received deduction. If, because of the limitation on reducing basis below zero, any amount of the non-taxable portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of stock in the taxable year in which the extraordinary dividend is received. An "extraordinary dividend" on the preferred stock would include a dividend that (i) equals or exceeds 5% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock rather than its adjusted basis for purposes of applying the 5% or 20% limitation if the holder is able to establish such fair market value to the satisfaction of the IRS.

     Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under section 1059(e)(3) of the Code, on such stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years. If the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return as determined under section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for this purpose is determined under principles similar to those applicable for purposes of the dividends-received deduction discussed above.

REDEMPTION PREMIUM

     If (a) preferred stock is, like the preferred stock, redeemable only at the issuer's option, (b) the facts and circumstances on the issue date indicate that redemption is more likely than not to occur, and (c) the redemption price of the preferred stock as of the most likely redemption date exceeds the issue price (so that there is a "redemption premium"), then the redemption premium may be taxable as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits over the period from issuance to the most likely redemption date. If a redemption premium is subject to the foregoing treatment, a holder of the preferred stock would take the amount of the premium into income under an economic accrual method similar to the method described under "Original Issue Discount and Premiums on Debentures" below. Under applicable Treasury regulations, a redemption premium is not subject to the foregoing treatment if it will be paid "as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control" and is "solely in the nature of a penalty for premature redemption." The regulations also provide a "safe harbor," pursuant to which a redemption will not be treated as likely to occur, as to a given holder, if: (x) the issuer and the holder are not "related" under certain tests prescribed by the Code, (y) the issuer is not effectively required or compelled by any plan, arrangement, or agreement to redeem the stock, and (z) redemption would not reduce the yield of the stock. Because the foregoing tests are based upon an evaluation of all facts and circumstances surrounding the issuance and redemption of preferred stock, the conclusion cannot be entirely certain; however, it is Cephalon's belief that no part of the premium payable upon redemption of the preferred stock will be treated as a constructive dividend to the holders of the preferred stock. It is also possible that upon an actual redemption, the redemption premium would, together with the other redemption proceeds, be treated as a dividend for federal income tax purposes. See "Redemption for Cash," below.

REDEMPTION FOR CASH

     A redemption of shares of preferred stock by Cephalon for cash will be treated as a distribution taxable as a dividend (and, possibly, an "extraordinary dividend" -- see above) to redeeming shareholders to the extent of Cephalon's current or accumulated earnings and profits unless the redemption:

     - results in a "complete termination" of the shareholder's interest in Cephalon (within the meaning of section 302(b)(3) of the Code);

     - is "substantially disproportionate" (within the meaning of section 302(b)(2)) with respect to the holder; or

     - is "not essentially equivalent to a dividend" (within the meaning of section 302(b)(1)).

     Based upon published IRS rulings, the redemption of a stockholder's preferred stock for cash will be treated as "not essentially equivalent to a dividend" if, taking into account the constructive ownership rules, (1) the shareholder does not own shares of any other class in the Company, either directly or by attribution, and (2) there is a meaningful reduction in the holder's proportionate interest in Cephalon. In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in section 318 of the Code, as well as shares actually owned, will be taken into account. If any of the foregoing tests is met, the redemption of shares of preferred stock for cash will result in taxable gain or loss equal to the difference between the amount of cash received (except cash attributable to accrued, unpaid, declared dividends, which will be taxable as a dividend described above), and the holder's tax basis in the redeemed shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss, taxable (in the case of individuals) at a maximum rate of 20%, if the holding period exceeds one year. It is possible that the IRS may contend that the holding period of preferred stock does not begin so long as Cephalon's redemption right is outstanding.

EXCHANGE FOR DEBENTURES

     An exchange of shares of preferred stock for debentures would also be subject to the rules of section 302 of the Code described above. Since a holder of debentures will be treated under the constructive ownership rules as owning the common stock into which the debentures are convertible, the exchange would not by itself satisfy the "complete termination" tests or the "substantially disproportionate" test described above. The "not essentially equivalent to a dividend" test could be met only if the exchange were regarded as resulting in a meaningful reduction in the holder's proportionate interest in Cephalon. If none of these tests is met, the fair market value of the debentures received upon the exchange will be taxable as a dividend (and, in the case of a corporate holder, as an "extraordinary dividend" -- see above) to the extent of Cephalon's current or accumulated earnings and profits and then would be treated as a return of capital to the extent of the holder's tax basis in the preferred stock. If the fair market value of the debentures exceeds the amounts treated as a dividend and as a return of capital, any such excess would be treated as capital gain.

     In the event that receipt of the debentures is taxable as a dividend, the basis of the debentures will be equal to their fair market value as of the date of the exchange. If the holder retains any stock in Cephalon, the remaining tax basis in the preferred stock will be transferred to such retained stock. If the holder retains no stock in Cephalon, it is unclear whether the remaining tax basis in the preferred stock would be transferred to the debentures or would be lost. For purposes of determining the recognition of gain under the extraordinary dividend basis reduction rules described above, only the basis of the shares of preferred stock exchanged for the debentures may be taken into account.

     Prospective purchasers should consult their own tax advisors regarding satisfaction of the section 302 tests in their particular circumstances, including the possibility that a sale of a part of the holder's preferred stock or the debentures received might be regarded as reducing the holder's interest in Cephalon, thereby satisfying one of the tests of section 302(b); in such a case, the shareholder would recognize capital gain or loss on the exchange. For purposes of determining gain or loss, the amount realized by a shareholder would be the issue price of the debentures received (see "Original Issue Discount and Premium on Debentures"). Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss, taxable (in the case of individuals) at a maximum rate of 20%, if the holding period exceeds one year. It is possible that the IRS may contend that the holding period of preferred stock does not begin so long as Cephalon's redemption right is outstanding. The installment method will not be available for reporting such gain in the event that the preferred stock, the debentures, or the common stock into which the debentures are convertible are traded or readily tradable on an established securities market.

ORIGINAL ISSUE DISCOUNT AND PREMIUM ON DEBENTURES

     Stated interest on the debentures will be includable in income in accordance with the holder's method of accounting. There is also a risk that the debentures will be treated as having original issue discount taxable as interest income as discussed below.

     If the preferred stock is exchanged for debentures at a time when the stated redemption price at maturity of the debentures exceeds their issue price by an amount equal to or greater than one-fourth of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, the debentures will be treated as having original issue discount equal to the entire amount of such excess.

     If the exchange of the preferred stock for debentures satisfies the section 302 tests, different rules apply for determining the issue price of the debentures depending upon whether the preferred stock or the debentures are or will be traded on an established securities market. In the event the debentures are listed on an exchange or are otherwise considered to be traded on an established securities market under Treasury regulations issued under section 1273 of the Code at any time during the 60-day period ending 30 days after the date of the exchange, the issue price of the debentures will be their fair market value as determined as of the date of the exchange. If the debentures are not listed on an exchange or otherwise considered to be traded on an established securities market within such time period, but the preferred stock is so listed or traded, the issue price of the debentures will be the fair market value of the preferred stock as of the date of the exchange. In the event that neither the preferred stock nor the debentures are listed on an exchange or otherwise considered to be traded on an established securities market within the requisite time period, the issue price of the debentures will be their stated principal amount, assuming that the debentures bear "adequate stated interest" within the meaning of section 1274 of the Code. If the debentures do not bear adequate stated interest, the issue price will be equal to their "imputed principal amount" as determined under section 1274 of the Code.

     A holder of a debenture would generally be required to include in gross income (irrespective of the holder's method of accounting) a portion of the original issue discount for each year during which it holds the debenture even though the cash to which such income is attributable would not be received until maturity or redemption of the debenture. The amount of any original issue discount included in income for each year would be calculated under a constant yield to maturity formula that would result in the allocation of less original issue discount to the early years of the term of the debenture and more original issue discount to later years.

     If the preferred stock is exchanged for debentures whose issue price exceeds the amount payable at maturity (or earlier call date, if appropriate), such excess (excluding the amount thereof attributable to the conversion feature) will be deductible by the holder of the debentures as amortizable bond premium over the term of the debentures (taking into account earlier call dates, as appropriate), under a yield to maturity formula, if an election by the taxpayer under section 171 of the Code is in effect or is made. Such election would apply to all obligations owned or subsequently acquired by the taxpayer during or after the taxable year in which the election is made. The amortizable bond premium will be treated as an offset to stated interest on the debentures to the extent thereof and any excess will be allowable as a deduction subject to the following limitation. The amount of any amortized bond premium deduction will be limited to the excess of the holder's interest income inclusions on the debenture in prior accrual periods over bond premium deductions allowed the holder in such prior periods, and any amount in excess of such limitation will be carried forward as additional bond premium in the next accrual period.

     If the exchange of the preferred stock for debentures does not satisfy the section 302 tests, the issue price of a debenture will be determined based on whether the preferred stock or the debentures are or will be traded on an established securities market as described in the third preceding paragraph above. In the event that the basis of a debenture (its fair market value as of the exchange) is less than its stated redemption price at maturity, it would appear that a holder will recognize capital gain upon satisfaction of the debenture at maturity. In the event that the basis of a debenture exceeds the amounts payable at maturity, a holder should be able to elect to amortize bond premium under the rules discussed above.

REDEMPTION OR SALE OF DEBENTURES

     Generally a redemption or sale of the debentures will result in taxable gain or loss equal to the difference between the amount of cash and fair market value of other property received and the holder's tax basis in the debentures. To the extent that the amount received is attributable to accrued interest, however, that amount will be taxed as ordinary income. The tax basis of a holder who received the debentures in exchange for shares of preferred stock will generally be equal to the fair market value of the debentures at the time of exchange plus any original issue discount included in the holder's income or minus any premium previously allowed as an offset to interest income on the debentures. Such gain or loss will be capital gain or loss, taxable (in the case of individuals) at a maximum rate of 20% and will be long-term gain or loss if the holding period for the debentures exceeds one year.

     If the debentures are issued with original issue discount and Cephalon were found to have had an intention at the time the debentures were issued to call them before maturity, any gain realized on a sale, exchange or redemption of debentures prior to the maturity would be considered ordinary income to the extent of any unamortized original issue discount for the period remaining to the stated maturity of the debentures. Cephalon cannot predict whether it would have an intention, when and if the debentures are issued, to call the debentures before their maturity.

CONVERSION OF PREFERRED STOCK OR DEBENTURES INTO COMMON STOCK

     No gain or loss will generally be recognized upon conversion of shares of preferred stock or debentures into shares of common stock. Gain or loss will be recognized to the extent of the difference between the cash paid in lieu of fractional shares of common stock and the basis of the preferred stock or debentures allocable to such fractional shares, and ordinary income will be recognized to the extent of the shares of common stock attributable to accrued interest. Additionally, if the conversion takes place when there is a dividend arrearage on the preferred stock and the fair market value of the common stock exceeds the issue price of the preferred stock, a portion of the common stock received might be treated as a dividend distribution, taxable as ordinary income. Assuming the conversion is not treated as resulting in the payment of a dividend, the tax basis of the common stock received upon conversion will be equal to the tax basis of the shares of preferred stock or the debentures converted (less the amount of basis allocable to any fractional share of common stock for which cash is received), and the holding period of the common stock will include the holding period of the shares of preferred stock or the debentures converted. The tax basis of any common stock treated as a dividend will be equal to its fair market value on the date of the distribution.

ADJUSTMENT OF CONVERSION PRICE

     Holders of preferred stock or debentures may be deemed to have received constructive distributions where the conversion ratio is adjusted to reflect property distributions with respect to common stock into which such preferred stock or debentures are convertible. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the preferred stock or debentures, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the preferred stock and the debentures may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments were made, the holders of preferred stock or debentures might be deemed to have received constructive distributions taxable as dividends.

BACKUP WITHHOLDING

     Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of preferred stock, debentures or common stock may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid on, original issue discount accrued with respect to, or the proceeds of a sale, exchange or redemption of preferred stock, debentures or common stock, unless (a) such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

SPECIAL TAX RULES APPLICABLE TO FOREIGN HOLDERS

     For purposes of the following discussion, a "Foreign Holder" is any holder who is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust (A) over the administration of which a court within the United States is able to exercise primary supervision and (B) all substantial decisions of which one or more United States persons have the authority to control.

     Income received by a Foreign Holder in the form of dividends on preferred stock or common stock (including amounts distributed on or prior to December 31, 2000, that exceed current and accumulated earnings and profits of Cephalon) or interest and original issue discount on the debentures will be subject to a United States federal withholding tax at a 30% rate upon the actual payment of the dividends, interest or original issue discount except as described below and except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. Cephalon and its paying agents may elect with respect to distributions to Foreign Holders on preferred stock or common stock made after December 31, 2000, to withhold only against the portion of such distribution that is reasonably estimated to be made from the current or accumulated earnings and profits of Cephalon. A Foreign Holder generally will be taxable in the same manner as a United States corporation or resident with respect to dividend, interest or original issue discount income if such income is effectively connected with the conduct of a trade or business in the United States. Such effectively connected income received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate, or if applicable, a lower treaty rate.

     Dividends paid to Foreign Holders outside the United States that are subject to the withholding tax described above will generally be exempt from United States backup withholding tax and United States information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above. The payor of the dividends on or prior to December 31, 2000, may generally rely on a payee's address outside the United States in determining that the regular withholding tax discussed above applies and consequently that the backup withholding provisions do not apply.

     The payor of dividends after December 31, 2000, may generally presume that a holder is a Foreign Holder only if it can reliably associate the dividend payment with a beneficial owner certificate (Form W-8) furnished by the person whose name is on the certificate or attached to a valid foreign intermediary, flow-through entity or United States branch withholding certificate. In general, a Foreign Holder need not furnish a United States taxpayer identification number to Cephalon or its paying agent unless the Foreign Holder intends to claim the benefit of a lower treaty rate. In the event that the preferred stock or the common stock, respectively, is "actively traded" within the meaning of section 1092(d) of the Code and the Treasury regulations thereunder, a Foreign Holder need not furnish a United States taxpayer identification number to Cephalon or its paying agent in order to claim the benefit of a lower treaty rate for any dividends paid thereon. Cephalon cannot anticipate, however, whether the preferred stock or the common stock will be actively traded at the time any distribution is made.

     Payments of interest and original issue discount on the debentures received by a Foreign Holder on or prior to December 31, 2000, will not be subject to United States federal withholding tax provided that (a) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Cephalon entitled to vote, (b) the holder is not a controlled foreign corporation that is related to Cephalon through stock ownership, and (c) either (1) the beneficial owner of the debenture, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank or other financial institution that holds customer's securities in the ordinary course of its trade or business (a "Financial Institution") certifies to Cephalon or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by its or another financial institution and furnishes to Cephalon or its agent a copy thereof. Backup withholding and information reporting also generally will not apply to payments of interest and original discount on or prior to December 31, 2000, if the certification described above is received, provided the payor does not have actual knowledge that the holder is a United States person.

     Payments of interest and original issue discount received by a Foreign Holder after December 31, 2000, will not be subject to United States federal withholding tax (or to backup withholding and information reporting) provided that requirements (a) and (b) of the preceding paragraph are satisfied and, in general, either (1) Cephalon or its paying agent can reliably associate the payment with documentation upon which it can rely to treat the payment as made to a foreign beneficial owner under Treasury regulations issued under section 1441 of the Code; (2) Cephalon or its paying agent can reliably associate the payment with a withholding certificate from a person claiming to be a withholding foreign partnership and the foreign partnership can reliably associate the payment with documentation upon which it can rely to treat the payment as made to a foreign beneficial owner in accordance with such Treasury regulations; (3) Cephalon or its paying agent can reliably associate the payment with a withholding certificate from a person representing to be a "qualified intermediary" that has assumed primary withholding responsibility under such Treasury regulations and the qualified intermediary can reliably associate the payment with documentation upon which it can rely to treat the payment as made to a foreign beneficial owner in accordance with its agreement with the IRS; or
(4) Cephalon or its paying agent receives a statement, under penalties of perjury from an authorized representative of a Financial Institution stating that the Financial Institution has received from the beneficial owner a withholding certificate described in such Treasury regulations or that it has received from another Financial Institution a similar statement that it, or another Financial Institution acting on behalf of the beneficial owner, has received such a withholding certificate from the beneficial owner. In general, it will not be necessary for a Foreign Holder to obtain or furnish a United States taxpayer identification number to Cephalon or its paying agent in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest and original issue discount.

     Provided that Cephalon is not, and has not been, a "United States real property holding corporation" within the meaning of section 897(c) of the Code, a Foreign Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of preferred stock, common stock, or debentures unless (i) the holder is an individual who is present in the United States for 183 days or more during the taxable year and as to whom such gain is from United States sources or (ii) the gain is effectively connected with a United States trade or business of the holder. Upon a redemption of the preferred stock for cash or an exchange of preferred stock for debentures, Cephalon may be required to withhold tax on the entire amount of the proceeds at a 30% rate or lower treaty rate applicable to dividends unless a Foreign Holder is able to demonstrate to the satisfaction of Cephalon that such redemption or exchange satisfies the section 302 tests discussed above with respect to such Foreign Holder (see "Redemption for Cash" and "Exchange for Debentures"). In the case of an exchange of preferred stock for debentures, this would result in a Foreign Holder receiving a reduced principal amount of debentures.

     The payment of the proceeds of the sale of preferred stock, common stock or debentures to or through the United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption in accordance with applicable Treasury regulations. The payment of the proceeds of the sale of preferred stock, common stock or debentures to or through the foreign office of a broker generally will not be subject to this backup withholding tax. In the case of the payment of proceeds from the disposition of preferred stock. common stock or debentures through a foreign office of a broker that is a United States person or a "United States related person," the applicable Treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary. For this purpose, a "United States related person" is
(i) a "controlled foreign corporation" for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business or (iii) with respect to sales effected after December 31, 2000, a foreign partnership that, at any time during its taxable year, is 50% or more owned by United States persons or is engaged in the conduct of a United States trade or business. Any amounts withheld under the backup withholding rules from a payment to a Foreign Holder will be allowed as a refund or a credit against such Foreign Holder's United States federal income tax, provided that the required information is furnished to the IRS.

                          DESCRIPTION OF CAPITAL STOCK

     The majority of the authorized capital stock of Cephalon consists of 100,000,000 shares of common stock, par value $0.01 per share. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders are not entitled to cumulate votes for the election of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Cephalon, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of shares of preferred stock, if any, then outstanding. Shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

     As permitted by the Delaware General Corporation Law, Cephalon's restated certificate of incorporation provides that our directors shall not be personally liable to Cephalon or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Cephalon or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

                              SELLING STOCKHOLDERS

     We originally issued the preferred stock in transactions exempt from the registration requirements of the Securities Act to persons that the initial purchasers believed to be QIBs. As used in this prospectus, the term selling stockholders includes their transferees, pledgees, donees and their successors. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the preferred stock, the debentures, if issued in exchange for the preferred stock, and the shares of common stock initially issued or issuable upon conversion of the preferred stock or the debentures, if issued.

     The following table sets forth information regarding (1) the beneficial ownership of our preferred stock, and the maximum number of preferred stock that each may offer, (2) the principal amount of debentures that each selling stockholder would beneficially own if the debentures were exchanged for the preferred stock, and (3) the number of shares of common stock that each selling stockholder may sell under this prospectus. Because the selling stockholders may offer all or a portion of the preferred stock, the debentures, if issued, and the common stock, if converted, under this prospectus, we cannot estimate the amount of shares of preferred stock, the debentures, if issued or the common stock that the selling stockholders will hold upon termination of any sale. The following table is based upon information furnished to us by the selling stockholders.


                                                        NUMBER OF                    PRINCIPAL AMOUNT      NUMBER OF
                                                        SHARES OF      PERCENT OF     OF DEBENTURES      COMMON SHARES
                                                     PREFERRED STOCK   OUTSTANDING     BENEFICIALLY       ISSUED UPON
                                                      BENEFICIALLY      PREFERRED       OWNED THAT      CONVERSION THAT
NAME OF SELLING STOCKHOLDER                             OWNED(1)          STOCK        MAY BE SOLD        MAY BE SOLD
---------------------------                          ---------------   -----------   ----------------   ---------------
Deutsche Bank Securities, Inc......................       126,300           5.1%       $  6,315,000          352,377
State of Oregon Equity.............................       120,000           4.8%       $  6,000,000          334,800
Triton Capital Investments, LTD....................       112,500           4.5%       $  5,625,000          313,875
SoundShore Holdings Ltd............................       109,100           4.4%       $  5,455,000          304,389
New York Life Insurance Company....................       105,000           4.2%       $  5,250,000          292,950
Paloma Strategies Securities Limited...............        75,000           3.0%       $  3,750,000          209,250
Highbridge International LLC.......................        72,500           2.9%       $  3,625,000          202,275
JMG Convertible Investments, L.P. .................        67,500           2.7%       $  3,375,000          188,325
BNP Arbitrage SNC..................................        61,000           2.4%       $  3,050,000          170,190
Pilgrim Convertible Fund...........................        56,900           2.3%       $  2,845,000          158,751
Arkansas Teachers Retirements System...............        52,000           2.1%       $  2,600,000          145,080
Tribeca Investments, LLC...........................        50,000           2.0%       $  2,500,000          139,500
Alta Partners Holdings, LDC........................        50,000           2.0%       $  2,500,000          139,500
Kellner, DiLeo & Co., L.P. ........................        50,000           2.0%       $  2,500,000          139,500
NMS Services, Inc. ................................        47,500           1.9%       $  2,375,000          132,525
San Diego County Convertible.......................        46,750           1.9%       $  2,337,500          130,433
SoundShore Opportunity Holding Fund Ltd............        45,000           1.8%       $  2,250,000          125,550
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund..................................        40,000           1.6%       $  2,000,000          111,600
MainStay Convertible Fund..........................        37,000           1.5%       $  1,850,000          103,230
New York Life Insurance Annuity Corporation........        35,000           1.4%       $  1,750,000           97,650
TQA Master Fund, Ltd. .............................        32,500           1.3%       $  1,625,000           90,675
RCG Multi-Strategy Account, L.P. ..................        30,000           1.2%       $  1,500,000           83,700
Paloma Securities LLC..............................        27,500           1.1%       $  1,375,000           76,725
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock
  Fund.............................................        27,300           1.1%       $  1,365,000           76,167
Bank of America Pension Plan.......................        25,000           1.0%       $  1,250,000           69,750
Delaware Pers......................................        24,000           1.0%       $  1,200,000           66,960
Michaelangelo, L.P. ...............................        24,000           1.0%       $  1,200,000           66,960
Ramius, L.P. ......................................        24,000           1.0%       $  1,200,000           66,960
TQA Master Plus Fund, Ltd. ........................        22,500           0.9%       $  1,125,000           62,775
Morgan Stanley Dean Witter Convertible Securities
  Trust............................................        20,000           0.8%       $  1,000,000           55,800
SoundShore Strategic Holding Fund Ltd..............        20,000           0.8%       $  1,000,000           55,800
Wake Forest University.............................        17,800           0.7%       $    890,000           49,662
San Diego City Retirement..........................        16,700           0.7%       $    835,000           46,593
Angelo, Gordon & Co., L.P. ........................        12,000           0.5%       $    600,000           33,480
Raphael, L.P. .....................................        12,000           0.5%       $    600,000           33,480
RCG Baldwin, L.P. .................................        12,000           0.5%       $    600,000           33,480
Nicholas-Applegate Convertible Fund................        10,625           0.4%       $    531,250           29,644
Zeneca Holdings Trust..............................        10,550           0.4%       $    527,500           29,435

                                                        NUMBER OF                    PRINCIPAL AMOUNT      NUMBER OF
                                                        SHARES OF      PERCENT OF     OF DEBENTURES      COMMON SHARES
                                                     PREFERRED STOCK   OUTSTANDING     BENEFICIALLY       ISSUED UPON
                                                      BENEFICIALLY      PREFERRED       OWNED THAT      CONVERSION THAT
NAME OF SELLING STOCKHOLDER                             OWNED(1)          STOCK        MAY BE SOLD        MAY BE SOLD
---------------------------                          ---------------   -----------   ----------------   ---------------
ICI American Holdings Trust........................        10,550           0.4%       $    527,500           29,435
Fidelity Adviser Series I: Fidelity Advisor Mid Cap
  Fund.............................................         9,900           0.4%       $    495,000           27,621
Engineers Joint Pension Fund.......................         7,100           0.3%       $    355,000           19,809
Triarc Companies Inc. .............................         6,000           0.2%       $    300,000           16,740
Nalco Chemical Company.............................         5,400           0.2%       $    270,000           15,066
LDG Limited........................................         5,000           0.2%       $    250,000           13,950
Physician's Life...................................         4,700           0.2%       $    235,000           13,113
Baptist Health of South Florida....................         3,500           0.1%       $    175,000            9,765
Boston Museum of Fine Art..........................         2,700           0.1%       $    135,000            7,533
Variable Insurance Products Fund III: Mid Cap
  Portfolio........................................            20           0.0%       $      1,000               56
All other holders..................................       650,105          26.0%       $ 32,505,250        1,813,793
                                                        ---------         -----        ------------        ---------
     Total.........................................     2,500,000           100%       $125,000,000        6,975,444


------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

             PLAN OF DISTRIBUTION FOR THE RESALE OF THE SECURITIES

     A selling stockholder may from time to time, in one or more transactions, sell all or a portion of the securities on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the securities from time to time will be determined by a selling stockholder, and with respect to the common stock, at the time of such determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market. The securities may be sold directly or through broker-dealers acting as principal or agent. The methods by which the securities may be sold include:

     - a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - privately negotiated transactions.

     In effecting sales, brokers or dealers engaged by a selling stockholder or may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from a selling stockholder as applicable, in amounts to be negotiated immediately prior to the sale. A selling stockholder and any underwriters, dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by a selling stockholder and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     Additionally, in connection with the sale of the securities, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. A selling stockholder may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

     When a selling stockholder elects to make a particular offer of securities, we will distribute a prospectus supplement, if required, that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a selling stockholder, as applicable, and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We also have agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us and our directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to pay all costs and expenses relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the securities will be borne by the selling stockholder selling such shares.

     All references to selling stockholders in this Section shall also be deemed to include any transferees, assignees and pledgees of the selling stockholders.

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have filed a Registration Statement on Form S-3, of which this prospectus forms a part, to register the resale of the securities with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

     The documents that we are incorporating by reference are:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended;


     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;



     - Our Current Reports on Form 8-K filed with the SEC on March 1, 1999, June 14, 1999, July 19, 1999, August 3, 1999, August 18, 1999, September 28,
       1999, and December 14, 1999;


     - The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendments or reports filed for the purpose of updating such description; and

     - The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement filed with the SEC on January 20, 1999, including any amendments or reports filed for the purpose of updating such description.

     Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to John E. Osborn, Senior Vice President and General Counsel, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business under "Risk Factors" on page 5 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 LEGAL OPINION

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 CEPHALON, INC.

      2,500,000 SHARES OF $3.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $125,000,000 7.25% CONVERTIBLE SUBORDINATED DEBENTURES
                        6,975,447 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------


                               December   , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

Commission fee..............................................  $ 36,875.00
Nasdaq listing fee..........................................    17,500.00
Legal fees, accounting fees and expenses....................    50,000.00
                                                              -----------
     Total..................................................  $104,375.00
                                                              ===========

All of the amounts shown are estimates except for the fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of the Company's ByLaws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's Bylaws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

ITEM 16.  LIST OF EXHIBITS

     The exhibits filed as part of this registration statement are as follows:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1*    Specimen of Preferred Stock Certificate of Cephalon, Inc.
  4.2*    Certificate of the Powers, Designations, Preferences and
          Rights of the $3.625 Convertible Exchangeable Preferred
          Stock filed August 17, 1999.
  4.3*    Indenture, dated as of August 18, 1999, between Cephalon,
          Inc. and State Street Bank and Trust Company, as Trustee.
  5.1*    Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
 12  **   Statement Re Computation of Earnings to Fixed Charges and
          Preferred Stock Dividends.
 23.1*    Consent of Morgan, Lewis & Bockius LLP (included in its
          opinion filed as Exhibit 5.1 hereto).
 23.2**   Consent of Arthur Andersen LLP
 24.1*    Powers of Attorney (included on signature page).
 25  *    Form T-1, Statement of Eligibility and Qualification of
          State Street Bank and Trust Company.


------------





 * Previously filed as an exhibit to the Registration Statement on Form S-3 filed October 14, 1999 with the Commission and amended hereby.


** Filed herewith.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in West Chester, Pennsylvania, on this 17th day of December, 1999.


                                          CEPHALON, INC.

                                          By: /s/ FRANK BALDINO, JR., PH.D.
                                            ------------------------------------
                                              Frank Baldino, Jr., Ph.D.
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       NAME                                     TITLE                      DATE
                       ----                                     -----                      ----
By: /s/ FRANK BALDINO, JR., PH.D.                    President, Chief Executive      December 17, 1999
----------------------------------------------         Officer and Director
    Frank Baldino, Jr., Ph.D.                          (Principal executive
                                                       officer)

By: *                                                Director                        December 17, 1999
----------------------------------------------
    William P. Egan

By: *                                                Director                        December 17, 1999
----------------------------------------------
    Robert J. Feeney, Ph.D.

By: *                                                Director                        December 17, 1999
----------------------------------------------
    Martyn D. Greenacre

By: *                                                Director                        December 17, 1999
----------------------------------------------
    Kevin E. Moley

By: *                                                Director                        December 17, 1999
----------------------------------------------
    Horst Witzel, Dr.-Ing

By: *                                                Director                        December 17, 1999
----------------------------------------------
    David R. King

By: *                                                Senior Vice President,          December 17, 1999
----------------------------------------------         Finance and Chief
    J. Kevin Buchi                                     Financial Officer
                                                       (Principal financial and
                                                       accounting officer)

* By Frank Baldino, Jr, as attorney-in-fact

                                 CEPHALON, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                 EXHIBIT INDEX


EXHIBIT                                                                  PAGE
NUMBER                              DOCUMENT                            NUMBER
-------                             --------                            ------
  12  *   Statement Re Computation of Earnings to Fixed Charges and
          Preferred Stock Dividends...................................
  23.2*   Consent of Arthur Andersen LLP..............................


------------

 * Filed herewith